EXHIBIT 21.1

Subsidiaries of SunPower Corporation

Subsidiary Name	Jurisdiction
Pluto Acquisition Company LLC	Delaware
SunPower Corporation (Switzerland) Sarl	Switzerland
SunPower Corporation, Systems	Delaware
SunPower Energy Systems Spain S.L.	Spain
SunPower GmbH	Germany
SunPower Italia S.r.l.	Italy
SunPower North America, LLC	Delaware
SunPower Philippines Manufacturing Ltd.	Cayman Islands
SunPower Systems SA	Switzerland
SunPower Technology Ltd.	Cayman Islands

Joint Ventures of SunPower Corporation

Joint Venture Name	Jurisdiction
Woongjin Energy Company, Ltd.	Korea

SunPower Corporation does business under the following names

Company	dba
SunPower Corporation	California SunPower Corporation

SunPower Corporation, Systems does business under the following names

Subsidiary	dba
SunPower Corporation, Systems	California SunPower Energy Corporation
SunPower Corporation, Systems	PowerLight Corporation
SunPower Corporation, Systems	SP Energy Systems
SunPower Corporation, Systems	SP Energy Systems Corporation
SunPower Corporation, Systems	SP Corporation, Systems
SunPower Corporation, Systems	SunPower Energy Systems